NTR IRREVOCABLE PROXY TO VOTE
SHARES IN
DGSE COMPANIES, INC.

May 25, 2010

This Irrevocable Proxy to Vote Shares (this “Proxy”) is made and entered into effective as of the day of May, 2010 (the “Effective Date”), by and between NTR METALS, LLC, a Texas limited liability company (“NTR”) and DR. L.S. SMITH, an individual and a resident of the State of Texas (“Dr. Smith”).

WHEREAS, NTR has acquired 3,000,000 shares (the “NTR Shares”) of DGSE Companies, Inc., a Nevada Corporation (“DGSE”), from Stanford International Bank, LTD, an entity organized under the laws of Antigua (“SIBL”), pursuant to (i) that certain Purchase and Sale Agreement (and amendment thereto) dated January 27, 2010, by and among DGSE and the court-appointed receiver for SIBL (the “DGSE-SIBL Purchase Agreement”); (ii) that certain Partial Assignment Agreement, dated May , 2010, by and among DGSE and NTR (the “Partial Assignment Agreement”); and (iii) that certain Closing Agreement, dated May , 2010 by and among DGSE, Dr. Smith, and NTR (the “Closing Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and consideration as described in this Proxy, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

(1) NTR hereby nominates and appoints Dr. Smith as the attorney or proxy to represent NTR and vote the percentage interest in DGSE represented by the NTR Shares and any other votes or voting rights to which it may be entitled by virtue of NTR’s ownership of the Shares, with respect to any matter regarding DGSE on which NTR may be entitled to vote.

(2) This proxy is given voluntarily and without any solicitations by any agent of DGSE. This proxy is irrevocable and coupled with an interest, and will remain in effect as to the Shares for so long as NTR owns the NTR Shares, up to a maximum period of four (4) years from the Effective Date; provided, however that this proxy will terminate upon the occurrence of any of the following certain events (each a “Trigger Event”):

(i)           NTR’s exercise of the Option to purchase the Stock Option Shares (as those terms are defined in that certain Option Contract, dated May 25, 2010, by and among DGSE and NTR (the “Option Contract”));

(ii)          The death of Dr. Smith; or

(iii)         Appointment of a legal Guardian for Dr. Smith due to incapacity by reason of physical or mental condition.

IN WITNESS WHEREOF, the undersigned has signed this proxy on the date above first written.

NTR METALS, LLC

By: Name: John R. Loftus
Title: President

DR. L.S. SMITH